Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Gary H. Guyton Director of Planning and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES CLOSING OF

CONTRIBUTION AGREEMENT WITH JERRY JONES AND

COMPREHENSIVE REFINANCING TRANSACTIONS

FRISCO, TEXAS, AUGUST 14, 2018 – Comstock Resources, Inc. (“Comstock” or the “Company”) (NYSE: CRK) announced today that it has closed the previously announced contribution of oil and gas properties from entities wholly-owned by Dallas businessman Jerry Jones in exchange for 88,571,429 shares of common stock of the Company. Comstock also announced that it has completed a comprehensive refinancing plan, which included a cash tender offer for all of the outstanding senior notes of the Company, a redemption of any untendered senior notes of the Company and the closing of a new bank credit facility.

In connection with the closing of the refinancing transactions, the proceeds from the previously announced offering and sale of $850.0 million in aggregate principal amount of new 9 3⁄4% senior unsecured notes due 2026 were released from escrow. The proceeds plus borrowings under the Company’s new bank credit facility and cash on hand were used to fund the tender offer and redemption. Following the consummation of the refinancing transactions, the Company’s only outstanding debt will be the new senior notes and borrowings under the bank credit facility.

“We are extremely excited about our new investment in Comstock” stated Jerry Jones. “We look forward to growing the Company through its Haynesville and Bossier shale drilling program.”

Jones Contribution

Following the approval by the Company’s stockholders at its annual meeting held August 10, 2018 of the share issuance under the contribution agreement and an increase in the capital stock of the Company, the Company completed the acquisition of certain oil and gas assets located in North Dakota and Montana which were valued by the Company at $620.0 million in exchange for 88,571,429 newly issued shares of Comstock common stock, which represent approximately 84% of the Company’s outstanding shares. The effective date for the acquisition of the assets was April 1, 2018.

Deutsche Bank Securities Inc. acted as financial advisor to Comstock on this transaction.

Tender Offer

The Company announced the results of its previously announced cash tender offer for its outstanding Senior Secured Toggle Notes due 2020, 7 3⁄4% Convertible Secured PIK Notes due 2019, 9 1⁄2% Convertible Secured PIK Notes due 2020, 10% Senior Secured Notes due 2020, 7 3⁄4% Senior Notes due 2019, and 9 1⁄2% Senior Notes due 2020 (collectively, the “Existing Notes”), which collectively represented all of Comstock’s outstanding notes prior to the refinancing transactions.

The tender offer expired at 11:59 p.m., New York City time, on August 10, 2018. As of the expiration date of the tender offer, the following aggregate principal amounts of the Existing Notes had been validly tendered and not withdrawn by the holders thereof:

Existing Notes	Aggregate Principal Amount Tendered	% of Aggregate Principal Amount Outstanding
10% Senior Secured Toggle Notes due 2020	$666,367,860	95.6%
7 3⁄4% Convertible Secured PIK Notes due 2019	$241,241,066	81.6%
9 1⁄2% Convertible Secured PIK Notes due 2020	$68,831,631	35.1%
10% Senior Secured Notes due 2020	$1,225,000	43.7%
7 3⁄4% Senior Notes due 2019	$5,310,000	29.6%
9 1⁄2% Senior Notes due 2020	$1,242,000	25.6%

All of the Existing Notes validly tendered and not validly withdrawn as of the expiration date of the tender offer were accepted for payment pursuant to the tender offer. Holders of any 10% Senior Secured Toggle Notes due 2020 and 10% Senior Notes due 2020 tendered prior to 5:00 p.m., New York City time, on July 27, 2018 received a purchase price of 105.000% of the principal amount thereof. Holders of all other series of Existing Notes and holders any of the 10% Senior Secured Toggle Notes due 2020 and 10% Senior Notes due 2020 tendered after 5:00 p.m., New York City time, on July 27, 2018 received a purchase price of 100.000% of the principal amount thereof. The Company also paid accrued and unpaid interest on tendered Existing Notes accepted for purchase from the last interest payment date on each series of Existing Notes up to, but excluding, August 14, 2018.

In conjunction with the tender offer, the Company solicited consents from holders of each series of the Existing Notes to certain proposed amendments to the indenture governing such series of the Existing Notes. The Company received sufficient consents from holders of the 10% Senior Secured Toggle Notes due 2020 and the 7 3⁄4% Convertible Secured PIK Notes due 2019 to adopt the amendments to the respective indentures to amend the applicable redemption provisions to shorten the required notice period, release the liens on the collateral securing those notes and eliminate most of the covenants and certain of the default provisions applicable to those notes.

BofA Merrill Lynch acted as Dealer Manager and Solicitation Agent for the tender offer. D.F. King & Co., Inc. served as the Depositary and Information Agent for the tender offer. Questions regarding the tender offer and the related consent solicitation may be directed to BofA Merrill Lynch at (888) 292-0070 (toll-free) or at (980) 388-4813 (collect).

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase and Consent Solicitation Statement, dated July 13, 2018, and the related Consent and Letter of Transmittal, as amended, that were sent to holders of the Existing Notes. The tender offer was made only through, and subject to the terms and conditions set forth in, the applicable tender offer documents and related materials.

Redemption of the Existing Notes

Following the closing of the tender offer, the Company called for redemption in full any and all of the Existing Notes that remained outstanding, as set forth below:

Existing Notes	Aggregate Outstanding Principal Amount following Tender Offer	Redemption Price	Redemption Date
10% Senior Secured Toggle Notes due 2020	$30,827,140	105.000%	August 17, 2018
7 3/4% Convertible Secured PIK Notes due 2019	$54,223,631	100.000%	August 17, 2018
9 1/2% Convertible Secured PIK Notes due 2020	$127,086,377	100.000%	September 13, 2018
10% Senior Secured Notes due 2020	$1,580,000	105.000%	September 13, 2018
7 3⁄4% Senior Notes due 2019	$12,649,000	100.000%	September 13, 2018
9 1⁄2% Senior Notes due 2020	$3,618,000	100.000%	September 13, 2018

The redemption will be made in accordance with the terms of the indenture governing each series of the Existing Notes and the terms of the applicable notice of redemption. The Company will redeem each series of Existing Notes at the respective redemption price set forth above, plus accrued and unpaid interest from the last interest payment date on each series of Existing Notes up to, but excluding, the applicable redemption date. The redemption price will be due and payable on the respective redemption price upon surrender of the Existing Notes.

A notice of redemption is being mailed to all remaining registered holders of Existing Notes by American Stock Transfer & Trust Company LLC (“AST”), the trustee for each series of the Existing Notes. Copies of the notices of redemption may be obtained from AST by calling 1-877-248-6417.

New Credit Facility

The Company also announced that it had entered into its previously announced new bank credit facility.

The bank credit facility was arranged by BMO Capital Markets and has an initial borrowing base of $700.0 million, which will be re-determined on a semi-annual basis. The bank credit facility is secured by substantially all of Comstock’s and its subsidiaries’ assets and is administered by Bank of Montreal. Borrowings will bear interest, at the Company’s option, at LIBOR plus 2% to 3% or a base rate plus 1% to 2%, in each case depending on the utilization of the borrowing base. Comstock will pay a commitment fee of 0.375% to 0.5% on the unused borrowing base.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana. The Company’s stock is traded on the New York Stock Exchange under the symbol CRK.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.